THE TILE SHOP ANNOUNCES CEO LEADERSHIP CHANGE

Chris Homeister steps down as CEO

Robert Rucker, former CEO and current director, named interim CEO

MINNEAPOLIS – October 27, 2017 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), today announced that Chris Homeister has stepped down as Chief Executive Officer.  Robert Rucker, who founded the Company and served as its CEO for many years, and is a current member of the Company’s Board of Directors, has been named interim CEO.  The Board is beginning a search for a replacement CEO.

Commented Mr. Rucker: “On behalf of the Board, I want to thank Chris for his service to the Company, first as Chief Operating Officer and then as CEO for the last nearly three years.  During his tenure, the Company’s net sales and store count have meaningfully grown.”

“Chris and the Board have mutually decided this is the right time to re-focus the Company on its core strategy that was key to its historic growth and profitability and it makes sense at this time to set up the leadership team with a new CEO to take the Company forward.  Kirk Geadelmann, the Company’s Chief Financial Officer, and the other members of the executive leadership team will continue in their current roles.”

About The Tile Shop

The Tile Shop (NASDAQ:TTS) is a leading specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with up to 50 full-room tiled displays which are enhanced by the complimentary Design Studio – a collaborative platform to create customized 3D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 134 stores in 31 states and the District of Columbia, with an average size of 20,500 square feet and sells products online at www.tileshop.com.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com